Exhibit 3.3

Resident Agents of Nevada, Inc.
711 S. Carson ST. Ste#4
Carson City, NV 89701
(775) 882-4641
(775) 882-6818 (Fax)
agents@nevada.org (e-mail)

February 1, 2008

DRS Inc.
8245 SE 36th Street
Mercer Island WA 98040

Dear Mr. Daniel Mendes:

Enclosed please find documents you requested, consisting of:

1. Certificate of Existence with Status in Good Standing
2. Receipt Invoice

If you have any questions or we can be of any further assistance please let us know.  We do appreciate your business.

Sincerely,

Resident Agents of Nevada, Inc.

Enclosures

SECRETARY OF STATE

CERTIFICATE OF EXISTENCE
WITH STATUS IN GOOD STANDING

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, non-profit corporations, corporation soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, DRS INC., as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since November 17, 2006, and is in good standing in this state.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 31, 2008.
ROSS MILLER Secretary of State

Electronic Certificate
Certificate Number: C20080131-3723
You may verify this electronic certificate
Online at http://secretaryofstate.biz/

Resident Agents of Nevada, Inc.		Invoice

711 S. Carson St. Ste #4	Date	Invoice #
Carson City, NV 89701	1/30/2008	32939
(775) 882-4641 - Fax (775) 882-6818

BILL TO
DRS Inc.
Daniel Mendes
8245 SE 36th Street
Mercer Island, WA 98040

		TERMS	DUE DATE
			1/30/2008

DESCRIPTION	QTY	RATE	AMOUNT
Certificate of Good Standing		100.00	100.00
Expedite Certificate		75.00	75.00

Thank you for your business	Total		$175.00

E-mail	Web Site
agents@nevada.org	www.nevada.org